As filed with the Securities and Exchange Commission on December 2, 2015
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELIZABETH ARDEN, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0914138

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2400 S.W. 145th Avenue, Miramar, Florida 33027

(Address of Principal Executive Offices) (Zip Code)

Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, as amended and restated

(Full title of the plan)

Oscar E. Marina Executive Vice President, General Counsel and Secretary Elizabeth Arden, Inc. 2400 S.W. 145th Avenue Miramar, Florida 33027

(Name and address of agent for service)

(954) 364-6900

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ X]
Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, $.01 Par Value	3,000,000	$10.31	$30,930,000	$3,114.65

(1)

This Registration Statement covers a total of 3,000,000 additional shares of the Registrant's common stock that are available for issuance under the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, as amended and restated. This Registration Statement shall also cover any additional shares of common stock which become issuable under the 2010 Stock Award and Incentive Plan, as amended and restated, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Elizabeth Arden, Inc.'s outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the registration fee based on the average of the high and low selling prices of the Registrant's common stock as reported on November 30, 2015, in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

REGISTRATION OF ADDITIONAL SECURITIES
PURSUANT TO GENERAL INSTRUCTION E

          This Registration Statement on Form S-8 is being filed to register an additional 3,000,000 shares of common stock of Elizabeth Arden, Inc. (the "Company") which may be offered or sold from time to time pursuant to the Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, as amended and restated (the "2010 Plan"). These additional shares are authorized for issuance under the 2010 Plan as a result of an amendment to the 2010 Plan that was approved by our shareholders at the Annual Meeting of Shareholders held on December 2, 2015.

          Pursuant to General Instruction E of Form S-8, the Company hereby incorporates by reference the contents of (i) the Company's Registration Statement on Form S-8 (File No. 333-170287), which was filed with the Securities and Exchange Commission (the "Commission") on November 2, 2010 that registered 1,100,000 shares of common stock issuable under the 2010 Plan, and (ii) the Company's Registration Statement on Form S-8 (File No. 333-200703), which was filed with the Securities and Exchange Commission (the "Commission") on December 2, 2015 that registered 1,250,000 shares of common stock issuable under the 2010 Plan, except, in each case, for Items 3, 5 and 8 of Part II which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        The following documents, which have been filed by Elizabeth Arden, Inc. (the "Company"), are incorporated herein by reference, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K:
(a)	Annual Report on Form 10-K for the fiscal year ended June 30, 2015;

(b)	The following reports:
	(i)	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, filed on November 6, 2015;
	(ii)	Current Report on Form 8-K filed on November 17, 2015;
	(ii)	Current Report on Form 8-K filed on October 6, 2015;
	(iv)	Current Report on Form 8-K filed on August 6, 2015 (relating to Item 8.01);
	(v)	Current Report on Form 8-K filed on July 2, 2015; and

(c)

the description of our Common Stock which is contained under the caption "Description of the Registrant's Securities to be Registered" in the Registration Statement on Form 8-A filed with the Commission on September 4, 1997, as amended by the Amendment to Registration Statement on Form 8-A, filed with the Commission on September 30, 1997.

          All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities covered by this Registration Statement have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this document from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this document, will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.   Interests of Named Experts and Counsel.

          The validity of the shares offered hereby is being passed upon on our behalf by Oscar E. Marina, Esq., our Executive Vice President, General Counsel and Secretary. As of December 2, 2015, Mr. Marina owned 47,056 shares of common stock, had options to purchase 71,500 shares of common stock (of which 50,466 were exercisable) and had unvested restricted stock units representing 17,101 shares of underlying common stock that were granted under our 2004 Stock Incentive Plan, as amended and restated, and our 2010 Plan.

Item 8.  Exhibits.

          The exhibits filed as part of this Registration Statement are as follows:
EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Oscar E. Marina, Executive Vice President, General Counsel and Secretary.

10.1	The Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, as amended and restated.

23.1	Consent of Oscar E. Marina, Executive Vice President, General Counsel and Secretary (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (included as part of the signature page hereto).

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 2, 2015.

ELIZABETH ARDEN, INC.

By: /s/ E. Scott Beattie

E. Scott Beattie Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of E. Scott Beattie and Oscar E. Marina, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant's Registration Statement on Form S-8 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.
Signature	Title	Date

/s/ E. Scott Beattie E. Scott Beattie	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	December 2, 2015

/s/ Rod R. Little Rod R. Little	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 2, 2015

/s/ M. Steven Langman M. Steven Langman	Lead Independent Director	December 2, 2015

/s/ Fred Berens Fred Berens	Director	December 2, 2015

/s/ Franz-Ferdinand Buerstedde Franz-Ferdinand Buerstedde	Director	December 2, 2015

/s/ Maura J. Clark Maura J. Clark	Director	December 2, 2015

/s/ Edward D. Shirley Edward D. Shirley	Director	December 2, 2015

/s/ William M. Tatham William M. Tatham	Director	December 2, 2015

EXHIBIT INDEX
EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Oscar E. Marina, Executive Vice President, General Counsel and Secretary (includes Exhibit 23.1, Consent of Oscar E. Marina, Executive Vice President, General Counsel and Secretary).

10.1	The Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, as amended and restated.

23.2	Consent of PricewaterhouseCoopers LLP.